Exhibit 99.1

FOR IMMEDIATE RELEASE

Ekso Bionics Reports Second Quarter 2014 Financial Results

RICHMOND, Calif., August 7, 2014 – Ekso Bionics Holdings, Inc. (OTCQB:EKSO), a robotic exoskeleton company, today reported financial results for the quarter ended June 30, 2014, as well as recent highlights.

"Ekso Bionics continued to make progress in the second quarter of 2014 on many fronts," stated Nathan Harding, Chief Executive Officer and Co-founder.  "For me, the most telling signs are that we grew Ekso device sales with 25% growth quarter over quarter, that more centers are purchasing their second or third units and that rehabilitation clinics’ device use has increased significantly.  We are now close to recording 11,000,000 steps taken in our Ekso devices, something we did not expect to see until next year. This momentum, in turn, is leading us to exciting, new opportunities to leverage our exoskeleton technology, both for able-bodied and rehabilitation uses; something no other exoskeleton company has come close to doing."

SECOND Quarter and Recent HighlightS

•	We shipped 15 Ekso GT's in Q2 2014, a 25% increase as compared Q1 2014 and 150% increase over Q2 2013. This brings the total of Ekso units sold or rented to 79 units at over 65 centers in 17 countries.
•	For the first time in the Company's history, revenue from our medical device business represented over 50% of our quarterly revenue.
•	We increased medical revenues by 31% over Q1 2014 and by 77% over Q2 2013. This increase for Q2 2014 over the same period 2013 includes software revenue associated with our Variable Assist.
•	We crossed our 10,000,000 step milestone that we set as a target for 2014. Today our devices have recorded over 10,700,000 steps taken since the sales of our first unit in February 2012.
•	We delivered an Ekso GT to, and trained the staff at, SPC Nottwil in Switzerland. This means we are not only in the top three rehabilitation centers in the United States as ranked by US News & World Report, but can now call what we believe to be the top three centers in Europe our customers as well.
•	Our customers presented three additional studies in this last quarter, adding to a strong and growing body of evidence showing that they are able to use robotic exoskeletons to engage the principles of neuroplasticity for improved patient outcomes.

SECOND Quarter 2014 Financial Results

Revenue and Cost of Revenue

Total revenue was $1.2 million for the period ended June 30, 2014 compared to $1.0 million during the same period of 2013. Medical device revenue was $0.7 million for the period ended June 30, 2014 compared to $0.4 million during the same period of 2013. The increase of $0.3 million in medical device revenue was due to an increase in recognized revenue as the number of medical device sales being amortized to revenue nearly doubled compared to the same period in the prior year. Engineering services revenue was $0.5 million for the period ended June 30, 2014 compared to $0.6 million during the same period of 2013. The decrease of approximately $0.1 million in engineering services revenue was primarily due to decreased revenue resulting from the completion of projects with government agencies, partially offset by higher revenue from a federal agency contract.

Medical device cost of revenue increased to $0.5 million from $0.3 million due to an increase in recognized cost of revenue related to the increase in medical device sales being amortized to revenue as noted above. Engineering services cost of revenue increased to $0.7 million from $0.4 million due to an increase in costs related to the current federal agency contract partially offset by lower costs related to the completion of projects with other government agencies noted above.

Operating Expenses

Operating expenses for the quarter were $4.4 million compared to $3.0 million during the same period of 2013, an increase of 45%. This increase was largely driven by approximately $0.5 million higher employee-related expenses primarily related to stock-based compensation and commissions. In addition, operating expenses increased by approximately $0.5 million to due higher professional services fees primarily related to public company requirements and investor relations expenses.

Non-Operating Income (Expense)

Non-operating income increased by $61.1 million in the second quarter of 2014 as compared to non-operating expense of $0.7 million in the same period of 2013, primarily due to a $60.5 million non-cash gain related to the issuance of warrants in the private placement financing. The warrants issued in the first quarter of 2014 are classified as liabilities and are adjusted to fair value on a quarterly basis with the change in fair value being included in net income. The amount included in net income is a non-cash item as the Company is not required to expend any cash to settle the warrant liability. The warrant liability is primarily affected by changes in the Company’s stock price during each financial reporting period, which causes the warrant liability to fluctuate as the market price of the Company's stock fluctuates.

Net Income (Loss) and Earnings (Loss) per Share

Basic net income (loss) per share is calculated by dividing net loss by the weighted average number of shares outstanding for the period.

Net income for the three months ended June 30, 2014 was $56.1 million, or $0.72 per basic share, including the $60.5 million change in the warrant liability and $0.3 million in stock-based compensation compared to net losses of $3.4 million, or ($0.16) per basic and diluted share, including $0.1 million in stock-based compensation, for the same period of 2013.

Diluted net loss per share is calculated by adjusting the numerator and denominator of the basic net loss per share calculation for the effects of all potentially dilutive common shares. Potential dilutive shares of the Company’s common stock include stock options and warrants. The calculation of diluted loss per share requires that, to the extent the average market price of the underlying shares for the reporting period exceeds the exercise price of the warrants and the presumed exercise of such securities are dilutive to loss per share for the period, adjustments to net loss used in the calculation are required to remove the change in fair value of the warrants for the period. Likewise, adjustments to the denominator are required to reflect the related dilutive shares.

Diluted net loss for the three months ended June 30, 2014 included net income of $56.1 million minus the $60.5 million change in the fair value of warrants, for a net loss of $4.3 million, or ($0.05) per diluted share.

Cash and Cash Equivalents

The Company ended the second quarter with cash and cash equivalents of $11.0 million. The cash used in operating activities was $8.7 million for the six months ended June 30, 2014 compared to $5.6 million for the same period in 2013.  Net cash provided by financing activities was $19.4 million for the six months ended June 30, 2014 compared to $4.1 million for the same period in 2013. The Company believes that its cash resources as of June 30, 2014, are sufficient to implement its current business plan, support operations, fund research and development and meet current obligations through the middle of 2015.

Conference call and webcast details

Ekso Bionics will hold a conference call and audio webcast to discuss financial results for its second quarter 2014 and provide a general business update on Thursday, August 7, 2014 at 4:30pm ET.

Date: August 7, 2014

Time: 4:30pm ET

Listen via Internet: http://eksobionics.equisolvewebcast.com/q2-2014

Toll-free (US and Canada): 877-407-3036

International: 201-689-8335

A webcast replay will be available on the Ekso Bionics website for 30 days.

About Ekso Bionics

Since 2005, Ekso Bionics has been pioneering the field of robotic exoskeletons, or wearable robots, to augment human strength, endurance and mobility. The company’s first commercially available product, called the Ekso device, has helped thousands of people with paralysis take millions of steps not otherwise possible. By designing and creating some of the most forward-thinking and innovative solutions for people looking to augment human capabilities, Ekso Bionics is helping people rethink current physical limitations and achieve the remarkable.

Ekso Bionics is headquartered in Richmond, CA and is listed on the OTC QB under the symbol EKSO. To learn more about Ekso Bionics please visit us at www.eksobionics.com

Facebook: www.facebook.com/eksobionics
Twitter: @eksobionics
YouTube: http://www.youtube.com/user/EksoBionics/

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements.  Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.  Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over.  Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties.  Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, the scope, validity and enforceability of our and third party intellectual property rights, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com

-Financial Information Follows-

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Media Contact:
Heidi Darling, Marketing Manager
Phone: 415.302.4777
hdarling@eksobionics.com

Investor Contact:
Lauren Glaser, Vice President
Phone: 646.378.2972
lglaser@troutgroup.com

 Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash	$10,965,161	$805,306
Accounts receivable, net	1,493,803	549,469
Inventories, net	1,277,033	725,096
Note receivable from stockholder	—	103,735
Prepaid expenses and other current assets	401,164	250,998
Deferred cost of revenue, current	1,169,000	768,599
Total current assets	15,306,161	3,203,203
Property and equipment, net	1,839,965	1,575,286
Deferred cost of revenue, non-current	1,397,198	803,298
Other assets	54,390	1,002,150
Total assets	$18,597,714	$6,583,937

Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Notes payable, current	$40,038	$1,638,505
Convertible debt	—	5,062,417
Accounts payable	1,226,714	1,498,680
Accrued liabilities	1,264,754	1,430,799
Customer deposits, advances and deferred revenues, current	3,570,689	2,419,226
Liability due to early stock option exercise	2,647	5,293
Total current liabilities	6,104.842	12,054,920
Customer deposits, advances and deferred revenues, non-current	2,803,355	2,209,111
Notes payable, non-current	99,956	866,950
Warrant liability	27,592,550	377,747
Deferred rent	105,605	123,709
Total liabilities	36,706,308	15,632,437
Commitments and contingencies
Convertible preferred stock issuable in series, $0.001 par value; 10,000,000 and 33,523,600 shares authorized at June 30, 2014 (unaudited) and December 31, 2013 respectively; none and 25,923,873 shares issued and outstanding at June 30, 2014 (unaudited) and December 31, 2013 respectively; liquidation preference of $2.85 - $4.11 per share at December 31, 2013	—	27,324,208
Stockholders' deficit:
Common stock, $0.001 par value; 500,000,000 and 60,952,000 shares authorized at June 30, 2014 (unaudited) and December 31, 2013, respectively; 78,497,558 and 21,114,783, shares issued and outstanding at June 30, 2014 (unaudited) and December 31, 2013, respectively	78,500	21,114
Additional paid-in capital	45,482,902	1,637,797
Accumulated deficit	(63,669,996)	(38,031,619)
Total stockholders' deficit	(18,108,594)	(36,372,708)
Total liabilities, convertible preferred stock and stockholders' deficit	$18,597,714	$6,583,937

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue
Medical devices	$690,540	$389,394	$1,217,293	$722,313
Engineering services	506,513	594,598	1,041,471	957,928
Total revenue	1,197,053	983,992	2,258,764	1,680,241
Cost of revenue
Cost of medical devices	501,425	296,869	831,550	529,432
Cost of engineering services	650,043	384,119	902,146	731,333
Total cost of revenue	1,151,468	680,988	1,733,696	1,260,765
Operating expenses
Sales and marketing	1,849,006	1,255,475	3,380,388	2,471,518
Research and development	698,884	789,966	1,467,426	1,711,672
General and administrative	1,808,613	968,663	3,880,056	2,102,117
Total operating expenses	4,356,503	3,014,104	8,727,870	6,285,307
Loss from operations	(4,310,918)	(2,711,100)	(8,202,802)	(5,865,831)
Other income (expense)
Interest expense	(3,777)	(673,731)	(430,380)	(1,312,844))
Gain (loss) on warrant liability	60,457,700	—	(16,979,000)	—
Interest income	1,476	1,555	2,876	2,819
Other expense, net	(17,499)	(16,680))	(29,071)	(20,854)
Total other income (expense), net	60,437,900	(688,856)	(17,435,575)	(1,330,879)
Net income (loss)	$56,126,982	$(3,399,956)	$(25,638,377)	$(7,196,710)
Basic net income (loss) per share	$0.72	$(0.16)	$(0.35)	$(0.34)
Weighted-average shares used in computing basic per share amounts	78,488,087	21,080,414	72,688,073	20,861,127

Diluted net loss per share	$(0.05)	$(0.16)	$(0.35)	$(0.34)
Weighted-average shares used in computing diluted per share amounts	94,772,411	21,080,414	72,688,073	20,861,127

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2014	2013

Operating activities:
Net loss	$(25,638,377)	$(7,196,709)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	333,353	226,964
Loss on sale of property and equipment	—	223
Inventory allowance expense	21,420	—
Amortization of deferred rent	(18,104)	(18,104)
Amortization of debt discounts	198,306	265,524
Adjustment to record convertible notes at fair value	—	799,195
Stock-based compensation expense	693,068	170,521
Loss on increase in fair value of warrant liability	16,979,000	—
Changes in operating assets and liabilities:
Accounts receivable	(944,334)	(128,811)
Inventories	(573,357)	22,692
Prepaid expense and other assets	(150,064)	(136,497)
Deferred costs of revenue	(917,469)	(480,940)
Accounts payable	(271,966)	(219,709)
Accrued liabilities	(166,045)	46,752
Customer advances and deferred revenues	1,745,707	1,035,039
Net cash used in operating activities	(8,708,862)	(5,613,861)

Investing activities:
Note receivable from stockholder	103,735	—
Acquisition of property and equipment	(674,864)	(97,144)
Net cash used in investing activities	(571,129)	(97,144)

Financing activities:
Principal payments on notes payable	(2,543,606)	(897,684)
Proceeds from Convertible Bridge Notes	—	2,000,000
Proceeds from issuance of convertible preferred stock and warrants, net of issuance costs	—	2,968,117
Proceeds from issuance of common stock, net of repurchases and issuance costs	21,983,452	56,313
Net cash provided by financing activities	19,439,846	4,126,746

Net increase (decrease) in cash	10,159,855	(1,584,259)
Cash at beginning of the period	805,306	1,738,662

Cash at end of the period	$10,965,161	$154,403